EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BancorpSouth, Inc.:
     We consent to incorporation by reference of our reports dated February 28, 2008, with respect to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of BancorpSouth, Inc. Our report refers to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/ KPMG LLP

Memphis, Tennessee
October 3, 2008